                                                                      EXHIBIT 12


                         PENNZOIL - QUAKER STATE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       -------------------------------------------------------------
                                                          1996         1997         1998         1999         2000
                                                       ---------    ---------    ---------    ---------    ---------

Income from continuing operations
       before equity income from partnerships ......   $   2,927    $  (8,244)   $ (60,407)   $ (18,144)   $ (13,019)
Distribution of income from partnerships ...........                                16,600        7,460       18,941
Amortization of capitalized interest ...............         575        1,292        1,904        1,510          905
Income tax provision (benefit) .....................      (4,383)      (1,274)     (36,994)       8,112       17,658
Interest charges ...................................      70,074       77,217       86,753      107,195      121,957
                                                       ---------    ---------    ---------    ---------    ---------
Income before income tax provision
       and interest charges ........................   $  69,193    $  68,991    $   7,856    $ 106,133    $ 146,442
                                                       =========    =========    =========    =========    =========


Fixed charges ......................................   $  80,177    $  84,658    $  87,008    $ 107,195    $ 121,957
                                                       =========    =========    =========    =========    =========

Ratio of earnings to fixed charges .................        --           --           --           --           1.20
                                                       =========    =========    =========    =========    =========
Amount by which fixed charges exceed earnings ......   $  10,984    $  15,667    $  79,152    $   1,062
                                                       =========    =========    =========    =========    =========


                                     DETAIL OF INTEREST AND FIXED CHARGES


Interest charges per Consolidated Statement
  of Income which includes amortization of
  debt discount, expense and premium ...............   $  65,174    $  69,221    $  70,198    $  80,588    $  94,895
Add: portion of rental expense
  representative of interest factor (1) ............      15,003       15,437       16,810       26,607       27,062
                                                       ---------    ---------    ---------    ---------    ---------

  Total fixed charges ..............................   $  80,177    $  84,658    $  87,008    $ 107,195    $ 121,957

Less: interest capitalized per Consolidated
  Statement of Income ..............................      10,103        7,441          255           --           --
                                                       ---------    ---------    ---------    ---------    ---------

  Total interest charges ...........................   $  70,074    $  77,217    $  86,753    $ 107,195    $ 121,957
                                                       =========    =========    =========    =========    =========

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(1) Interest factor based on management's estimates and approximates one-third of rental expense.